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                                                                      EXHIBIT 5





                              September 10, 1999



Catalina Marketing Corporation
11300 9th Street North
St. Petersburg, Florida 33716-2329


         Re:  Catalina Marketing Corporation
              1999 Stock Option Plan
              Registration Statement on Form S-8

Ladies and Gentlemen:

         As counsel for Catalina Marketing Corporation, a Delaware corporation (the "Company"), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 1,600,000 shares of the Company's common stock, $0.01 par value per share for issuance upon the exercise of options granted pursuant to the Company's 1999 Stock Option Plan.

         We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 1,600,000 shares covered by said Registration Statement, when issued and paid for in accordance with the terms of the 1999 Stock Option Plan and the applicable stock option agreements, will be legally issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 of Catalina Marketing Corporation.

                                         Respectfully submitted,



                                         Paul, Hastings, Janofsky & Walker LLP